Exhibit 10.2

ENERGY MANAGEMENT AGREEMENT

(Site Development and Operations)

The purpose of this Agreement is to set forth the understanding and agreement between U.S. Energy Services, Inc. (“U.S. Energy”) and Highwater Ethanol, LLC (“Client”) related to the provision of energy management services.

PROJECT DESCRIPTION: Client is developing a 50 million gallon per year ethanol plant (“Plant”) to be located near Lamberton, MN.  The Plant will have approximately a 5 MW peak usage in electricity and will consume approximately 4,500 MMBtu of natural gas per day.

U.S. ENERGY RESPONSIBILITIES:  U.S. Energy will provide consulting and energy management services for supplies of natural gas and electricity for the Plant.  These services will be provided during the construction of the Plant (“Construction Period”), and after the Construction Period when the Plant has been placed in service (“Completion Date”).  The Completion Date shall be determined when the Plant begins producing ethanol.  These services will be provided to Client upon request:

A.  Energy Infrastructure Advisory Services During the Construction Period

1.                                       Provide an economic comparison of distribution service options.  Such options will include service from area distribution utilities, interstate pipelines and third party contractors.

In the event that a direct connect pipeline option is selected, U.S. Energy will submit a tap request to the pipeline.  In addition, U.S. Energy will also attempt to negotiate an option for Client to minimize interconnect costs through the purchase of firm transportation to the Plant.

2.                                       Determine whether firm, interruptible, or a blend of transportation entitlement will provide the lowest burnertip cost.  Factors that will be considered include pipeline credits for the new interconnect, cost of an alternate fuel system, and availability of specific receipt point capacity.

3.                                       Provide advisory services to Client regarding electric pricing and service agreements.

a.                                       Analyze the electric service proposals along with primary, secondary and generation options and recommend an electric sourcing strategy and plan.  The plan may include a combination of electric supplier agreement and/or installation of on-site generation.

b.                                      Negotiate final electric service agreements that meet the pricing and reliability requirements of Client, including options for third party access to electric metering.

c.                                       Prepare and implement a regulatory strategy, if required and if an alternative power supplier is selected.  Any attorney fees required for the specific purpose of obtaining regulatory approval for an alternative power supplier, if any, will be over and above U.S. Energy’s monthly fee herein, and must be pre-approved by Client.

4.                                       Evaluate the proposed electric distribution infrastructure (substation) for reliability, future growth potential and determination of the division of ownership of facilities between the utility and the Plant.

5.                                       Investigate economic development rates, utility grants, equipment rebates and other utility programs that may be available.

B.  On-Going Energy Management Services Following the Completion Date

U.S. Energy will provide the following services at Client’s request:

1.                                       Provide natural gas supply information to minimize the cost of natural gas purchased. This will include acquiring multiple supply quotes and reporting to Client the various supply index and fixed prices.  U.S. Energy will not take title to Client gas supplies, but will communicate supply prices and potential buying strategies.

2.                                       Negotiate with pipelines, utilities, other shippers, and suppliers to provide transportation, balancing, and supply agreements that meet Client’s performance criteria at the lowest possible cost.

3.                                       Develop and implement a price risk management plan that is consistent with Client’s pricing objectives and risk profile. An analysis will be developed to help determine the amount of fuel usage that should be considered for this price management service.  U.S. Energy will also provide price risk management information through the following communications:

Weekly Update:  E-mailed each week

Monthly Pricing Letter:  Mailed out the beginning of each month

Monthly Conference Call: Occurs the first Tuesday of each month

Hedge Recommendations: Updated regularly and published on U.S. Energy’s web site

Annual Energy Conference: Occurs in May of each year.

Gold+ Web Site Access:  Gold+ is U.S. Energy’s password-protected web site that allows clients access to their information.  Gold+ access also makes available industry news, hedging strategies and NYMEX pricing.

4.                                       Provide daily nominations to the suppliers, pipeline, and other applicable shippers for natural gas deliveries to the Plant. This will include daily electronic confirmations to Client of all nominations and actual daily usage.  U.S. Energy will utilize customer or utility supplied telemetering to obtain actual usage data.

5.                                       Provide a consolidated monthly invoice to Client that reflects all applicable natural gas and electric energy costs.  U.S. Energy will be responsible for reviewing, reconciling and paying all shipper, supplier and utility invoices.

6.                                   Provide a monthly usage report of electric energy consumption and costs.  Also, where applicable and available from the utility, obtain monthly interval electric load data and provide monthly load profile graphs.

7.                                       On-going review and renegotiation of electric service costs, as required.  This may include:

a.                                       Completing and evaluating annual proposals to identify the most reliable and economic third party electric energy supply.

b.                                      Identifying new service tariffs or opportunities to renegotiate the service agreement to provide lower costs.

c.                                       Identifying on-site generation opportunities as market conditions change.

d.                                      Provide a monthly projection of energy (natural gas and electricity) and annual summaries.

8.             Provide natural gas and electric energy operating budgets for the Plant.

AGENCY:  U.S. Energy will act as Client’s agent while managing Client’s energy matters.  The scope of this agency is set forth in the Agency Authorization between U.S. Energy and Client attached as Exhibit A (the terms of which are made a part of this Agreement).

TERM:  The initial term of this Agreement shall commence on May 1, 2006 and continue until twelve (12) months after the Plant’s Completion Date.  It will then renew for a one-year term, year to year thereafter, unless Client or U.S. Energy terminates the contract upon sixty (60) days prior written notice before the annual renewal date.  Client shall remain responsible for payment and performance associated with any and all transportation, supply, and storage transactions entered into by U.S. Energy and authorized by Client, prior to termination, as well as fees and charges for U.S. Energy’s services occurring up until the termination date.

FEES:  U.S. Energy’s fee for services during the term of this Agreement shall be a monthly retainer fee of $3,050 per month plus pre-approved travel expenses. The monthly retainer fee will increase 4% per year on the annual anniversary date of the effective date of this Agreement.

In the event that plant financing is not secured, this Agreement shall become null and void and both parties will be relieved of professional and/or financial obligations due the other party.  However, Client shall remain responsible for payment and performance associated with any and all transportation, supply, and storage transactions entered into by U.S. Energy and authorized by Client, prior to termination, as well as fees, charges and pre-approved travel expenses for U.S. Energy’s services occurring up until the termination date.  In the event the project experiences significant delay, and U.S. Energy is not actively performing tasks on behalf of Client, billing under this agreement may be suspended until such time as the project is either terminated or reactivated.

If Client elects to utilize U.S Energy to provide physical or financial natural gas hedging services, a $.01/MMBTu administrative fee will be assessed on volumes hedged to cover the costs associated with compliance to Federal and State commodities rules and regulations and administrative costs of facilitating this natural gas hedging service.

BILLING AND PAYMENT:  On the first of the month, U.S. Energy shall invoice Client for appropriate energy costs from the previous month and for the U.S. Energy retainer for the current month.  Client shall pay U.S. Energy within ten (10) days of receipt of invoice.

TAXES:  Client will be responsible for payment of all taxes including, but not limited to, all sales, use, excise, BTU, heating value and other taxes associated with the purchase and/or transport of natural gas, electricity or other fuels and the provision of services hereunder.

CONFIDENTIALITY:  U.S. Energy shall not divulge to any other person or party any information developed by U.S. Energy hereunder or revealed to U.S. Energy pursuant to this Agreement, unless such information is (a) already in U.S. Energy’s possession and such information is not known by U.S. Energy to be subject to another Confidentiality Agreement, or (b) is or becomes generally available to the public other than as a result of an unauthorized disclosure by U.S. Energy, its officers, employees, directors, agents or its advisors, or (c) becomes available to U.S. Energy on a non-confidential basis from a source which is not known to be prohibited from disclosing such information to U.S. Energy by legal, contractual or fiduciary obligation to the supplier, or (d) is required by U.S. Energy to be disclosed by court order, or (e) is permitted by Client.  All such information shall be and remain the property of Client unless such information is subject to another Confidentiality Agreement, and upon the termination of this Agreement, U.S. Energy shall return all such information upon Client’s request.  Notwithstanding anything to the contrary herein, U.S. Energy shall not disclose any information which is in any way related to this Agreement or U.S. Energy’s services hereunder without first discussing such proposed disclosure with Client.

NOTICES:  Any formal notice, request or demand which a party hereto may desire to give to the other respecting this Agreement shall be in writing and shall be considered as duly delivered as of the postmark date when mailed by ordinary, registered or certified mail by said party to the addresses listed below. Either party may, from time-to-time, identify alternate addresses at which they may receive notice during the term of this Agreement by providing written notice to the other party of such alternate addresses.

Client:	Highwater Ethanol, LLC
Attn: Brian Kletscher
Lamberton, MN

U.S. Energy:	Bank: US Bank
(Payment by wire)	Account Name: U.S. Energy Services, Inc.
Account #: 173100561153
ABA: 091 0000 22

(Notices):	U.S. Energy Services, Inc.
1000 Superior Blvd, Suite 201
Wayzata, MN 55391
Attn: Contract Administration

v

ASSIGNMENT OR AMENDMENT:  The Agreement may not be assigned or amended without the written consent of U.S. Energy and Client.

APPLICABLE LAW:  The Agreement shall be construed in accordance with the laws of the State of Minnesota.

ENTIRE AGREEMENT:  This Agreement constitutes the entire Agreement among the parties pertaining to the subject matter hereof and supersedes all prior Agreements and understanding pertaining hereto.

Agreed to and Accepted by:

Highwater Ethanol, LLC

By:	/s/ Brian Kletscher

Name:	Brian Kletscher
(Print)
Title:	President

Date:	5-29-2006

U.S. Energy Services, Inc.

By:	/s/ Gail McMinn

Name:	Gail McMinn
(Print)

Title:	Vice President

Date:	6-8-06

EXHIBIT A

AGENCY AUTHORIZATION

The purpose of this Agency Authorization (this “Authorization”) is to set forth the authorization and agreement between U.S. Energy Services, Inc. (“U.S. Energy”) and Highwater Ethanol, LLC (“Client”) related to the provision of energy supply management services.

Client and U.S. Energy agree on the following terms and conditions:

1.               APPOINTMENT AND SCOPE – Client hereby appoints U.S. Energy as its agent for managing Client’s energy supplies and to deal with third parties on behalf of Client, in connection with energy-related matters, in U.S. Energy’s capacity as Client’s agent, including, without limitation, the purchase of energy resources in such quantity and at such times as Client may authorize in writing, by electronic communications (e.g., by email), verbally or otherwise (“Energy Procurements”).  U.S. Energy is authorized to contract on behalf of Client for the acquisition of energy supply, transportation and distribution.  U.S. Energy hereby accepts such appointment and agrees to use commercially reasonable efforts to perform the services required by this Authorization.

2.               AUTHORITY OF U.S. ENERGY TO ALIGN CREDIT – Client authorizes U.S. Energy, in making Energy Procurements, to align credit from energy suppliers or third parties on behalf and as an agent of Client, as needed.

3.               AUTHORITY OF U.S. ENERGY TO EXTEND CREDIT – Client hereby agrees that when making Energy Procurements on behalf of a Client, U.S. Energy may use U.S. Energy funds to pay suppliers, thereby extending credit directly to Client (and acting as a “Creditor,” as that term is used in this Authorization).

4.               TERM – The term of this Authorization shall commence as of the date hereof and shall continue indefinitely until such time as the parties hereto shall agree in writing to terminate the Authorization.

5.               INDEPENDENT CONTRACTOR – It is not the intent of the parties hereto to form any partnership or joint venture relationship.  Each party shall, in relation to its obligations hereunder, act as an independent contractor.

6.               RELEASE OF ENERGY CONSUMPTION RECORDS AND BILLS - This Agreement serves as authorization for the release of Client’s energy consumption records and bills from pipelines and suppliers to U.S. Energy.

7.               AUTHORITY – Each of Assignor and Assignee represents and warrants to the other that it is fully empowered and authorized to execute and deliver this Assignment, and the individuals signing this Assignment each represent and warrant that he or she is fully authorized to do so.

Agreed to and Accepted by:

Highwater Ethanol, LLC		U.S. Energy Services, Inc.

By:	/s/ Brian Kletscher	By:	/s/ Gail McMinn

Print Name:	Brian Kletscher	Print Name:	Gail McMinn

Title:	President	Title:	Vice President

Date:	5-29-2006	Date:	6-8-06